Anchor BanCorp Wisconsin Inc. Announces Increase in Quarterly Dividend

MADISON, WI -- 07/21/2005 -- Anchor BanCorp Wisconsin Inc. (NASDAQ: ABCWE) announced that effective with the August 2005 dividend payment, the Board of Directors increased the quarterly per share dividend from 13.5 cents to 16 cents, which represents an increase of 18.5 percent. The dividend will be payable August 15, 2005, to shareholders of record on August 1, 2005. This follows the 8 percent increase that occurred with the May 2005 dividend payment, when the Board of Directors increased the quarterly per share dividend from 12.5 cents to 13.5 cents.

Anchor BanCorp's stock is traded on the over-the-counter market currently under the NASDAQ symbol ABCWE. AnchorBank fsb, the wholly owned subsidiary, has 57 full-service offices and two loan-origination-only offices. All are located in Wisconsin.

For more information, contact:
Michael Helser
CFO
(608) 252-1810

Douglas J. Timmerman
President
(608) 252-8782